Exhibit 10.36

Deutsche Bank AG New York Branch	Amphenol

CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT

March 4, 2009

Deutsche Bank AG, New York Branch

60 Wall Street

New York, New York 10005

Attention:

To induce you, in your sole and absolute discretion from time to time, to issue one or more irrevocable letters of credit (each, a “Credit”) at the request of the party signing below (“Applicant”) for the account of such Applicant and, in certain cases, also for the account of one or more of its affiliates or subsidiaries (each of whom shall either execute and deliver this Agreement as a joint and several applicant or execute and deliver to you such other documents (such as a guaranty) as you may require), in substantially such form as Applicant shall request, Applicant unconditionally and irrevocably agrees with you (“Issuer”) as to each Credit as follows:

1.                                       Defined Terms. As used in this agreement (as amended, supplemented or otherwise modified from time to time, including the application for the Credit, this “Agreement”), the following terms have the respective meanings specified below, unless the context requires otherwise:

“Applicant” has the meaning specified in the introductory paragraph hereof.

“Base Rate” means a variable interest rate per annum equal to the greater at any time of Issuer’s Prime Lending Rate or one-half percent (0.5%) per annum above Issuer’s Overnight Federal Funds Rate.

“Beneficiary” means any beneficiary of the Credit, including any second or substitute beneficiary or transferee under a transferable letter of credit and any successor of a beneficiary by operation of law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City or at such other place where Issuer is obligated to honor a presentation or otherwise act under the Credit or this Agreement.

“Collateral” refers collectively to all of Applicant’s present and future right, title and interest in, to and under the following property: (i) all property received or receivable by Issuer under or in connection with the Credit, and (ii) all supporting obligations and all proceeds and products of any and all of the foregoing, together with any other property in which Applicant has granted or hereafter grants a security interest to Issuer to secure any or all of the Obligations. For the avoidance of doubt, Collateral shall include only such property which Applicant furnishes to Issuer as security for the Obligations in accordance with the provisions of Section 13.

“Credit” has the meaning specified in the introductory paragraph hereof and includes any amendment or replacement thereof authorized by its terms or by consent of Applicant and, at Issuer’s option, any pre-advice thereof.

“Deposits” refers collectively to any and all deposits (whether general or special, time or demand, provisional or fmal) at any time held and any other indebtedness at any time owing by Issuer or its affiliates to or for the credit or the account of Applicant.

“Dollars” or “$” mean the lawful currency for the time being of the United States of America.

“Event of Default” has the meaning specified in Section 17 hereof.

“Indemnified Party” means Issuer and each officer, director, affiliate, employee, attorney and agent thereof.

“ISP” means the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

“Issuer” has the meaning specified in the introductory paragraph hereof.

“Issuer’s Office” means Issuer’s address for notices under this Agreement.

“Material Adverse Effect” has the meaning specified in Section 15 hereof.

“Obligations” refers collectively to Applicant’s obligations to Issuer under this Agreement or in respect of the Credit, whether absolute or contingent, present or future, joint, several or independent, including interest accruing at the rate provided in the applicable agreement on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.

“Overnight Federal Funds Rate” means, at any time, the rate per annum at which Issuer’s New York Branch, as a branch of a foreign bank, in its sole discretion, can acquire Federal funds in the interbank overnight federal funds market including through brokers of recognized standing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, government (including any subdivision, agency, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government) or other entity.

“Prime Lending Rate” means the rate of interest Issuer announces from time to time as Issuer’s prime lending rate for unsecured commercial loans within the United States of America (but is not intended to be the lowest rate of interest Issuer charges in connection with extensions of credit to borrowers).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, withholdings and related liabilities, excluding income and franchise taxes imposed by the jurisdiction of Issuer’s head office or the office issuing the Credit or any of its political subdivisions.

“UCC” means the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State laws and The American Law Institute, as in effect from time to time in the applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600.

2.                                       Reimbursement. Applicant will reimburse Issuer, without demand, the amount of each payment Issuer makes against a presentation under the Credit. Each such reimbursement shall be without prejudice to Applicant’s rights under Section 8(b) hereof and due on the day on which Issuer pays; provided that if the Credit provides for acceptance of a time draft or incurrence of a deferred payment obligation, reimbursement shall be due sufficiently in advance of its maturity to enable Issuer to arrange for its cover in same day funds to reach the place where it is payable no later than the date of its maturity.

3.                                       Fees, Costs and Expenses. Applicant will pay Issuer (i) fees in respect of the Credit at such rates and times as Applicant and Issuer may agree in writing or, in the absence of such an agreement, in accordance with Issuer’s standard fees then in effect (including, if applicable, application fees, issuance fees, maintenance fees, amendment fees, drawing fees, discrepancy fees, acceptance or deferred payment obligation fees, transfer fees, and assignment of letter of credit proceeds fees), and (ii) on demand, all costs and expenses that Issuer incurs in connection with the Credit or this Agreement, including (A) reasonable attorneys’ fees and disbursements, (B) costs and expenses in connection with any requested amendment to or waiver under the Credit or this Agreement, (C) costs and expenses in complying with any governmental exchange, currency control or other laws, rules or regulations of any country now or hereafter applicable to the purchase or sale of, or dealings in, foreign currency, (D) any stamp taxes, recording taxes, or similar taxes or fees payable in connection with the Credit or this Agreement, and (E) any adviser’s, confirmer’s, or other nominated person’s or correspondent’s fees and expenses that are chargeable to Applicant or Issuer. References in this Agreement to attorneys’ fees and disbursements shall include any reasonably allocated costs of internal counsel.

4.                                       Payments; Currency; Interest; Charging Accounts; Computations, Etc.

(a)                                  All amounts due from Applicant under this Agreement shall be paid to Issuer at Issuer’s Office without defense, set-off, or counterclaim of any kind, in Dollars and in immediately available funds; provided that if the amount due is based upon Issuer’s payment in a currency other than Dollars, Applicant will pay the equivalent of such amount in Dollars computed at Issuer’s selling rate for cable transfers to the place where and in the currency in which Issuer paid, or, at Issuer’s option, Applicant will pay in such other currency, place, form and manner as Issuer reasonably specifies in writing. Applicant’s obligation to make payments in Dollars shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the actual receipt by Issuer at Issuer’s Office of the full amount of Dollars payable under this Agreement. Applicant’s obligation to make payments in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of Dollars expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

(b)                                 Without limiting Applicant’s obligation to make all payments hereunder when due, Applicant will pay to Issuer, on demand, interest on all unpaid amounts hereunder from the due date through the payment date at a variable interest rate equal to the sum of two percent (2%) per annum plus Issuer’s Base Rate from time to time; provided that in the case of any unpaid amount due under Section 2 hereof as to which Applicant has not been notified by Issuer, the applicable variable interest rate shall be equal to the Base Rate from time to time. Any change in the interest rate resulting from a change in the Base Rate shall take effect on the date of such change in the Base Rate. If any payment shall be due on a day that is not a Business Day, such payment shall be made on the next Business Day and interest shall be paid for each additional day elapsed. No provision of this Agreement shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable law.

(c)                                  Issuer is authorized to charge any account of Applicant maintained with Issuer or any of its affiliates from time to time for any amount due under this Agreement.

(d)                                 All computations of fees and interest under this Agreement shall be based on a 360-day year for the actual number of days elapsed (including the first day but excluding the last day in the case of interest, and including both the first day and last day in the case of fees). All computations of fees based upon the available or face amount of the Credit at any time shall be calculated by reference to the greatest amount for which Issuer may be contingently liable under any circumstances under the Credit at such time.

5.                                       Capital Adequacy; Additional Costs. If Issuer determines that the introduction or effectiveness of, or any change in, any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), or any change in generally accepted accounting principles or in Issuer’s accounting for the Credit (including changing the capital adequacy conversion factor), or any change in the interpretation of any of the foregoing, affects the amount of capital, insurance or reserves (including special deposits, deposit insurance or similar requirements) to be maintained by Issuer or any corporation controlling Issuer or otherwise increases the costs of, or reduces the amount received or receivable by, Issuer or any corporation controlling Issuer, and Issuer determines that the amount of such capital, insurance or reserve (including any special deposit, deposit insurance or similar requirement) or other increased cost (including any tax or insurance premium) or reduction, as the case may be, is increased by or based upon the existence of this Agreement or the Credit, then Applicant shall pay Issuer on demand from time to time additional amounts sufficient in Issuer’s judgment to compensate for the increase or reduction, as the case may be; provided that Issuer computes the amount due from Applicant under this paragraph on a reasonable basis.

6.                                      Taxes. All payments to Issuer hereunder shall be made free and clear of and without deduction for any Taxes. If any Taxes shall be required to be deducted from any sum payable under this Agreement, then: (i) the sum payable under this Agreement shall be increased so that after making all required deductions Issuer receives an amount equal to the sum Issuer would have received had no such deductions been required; (ii) Applicant shall be responsible for payment of the amount to the relevant taxing authority; (iii) Applicant shall indemnify Issuer on demand for any Taxes paid by Issuer and any liability (including penalties, interest and expenses) arising from its payment or in respect of such Taxes, whether or not such Taxes were correctly or legally asserted; and (iv) Applicant shall provide Issuer upon request with the original or a certified copy of the receipt evidencing each Tax payment.

7.                                       Indemnification. Applicant will indemnify and hold harmless each Indemnified Party from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) that arise out of or in connection with: (i) the Credit or any transaction(s) underlying the Credit, (ii) any payment or action taken or omitted to be taken in connection with the Credit or this Agreement, (iii) the enforcement of this Agreement or any rights or remedies under or in connection with this Agreement or the Credit, or (iv) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (including with respect to any document or property received under this Agreement or the Credit) or any other cause beyond Issuer’s control, except in each case to the extent such liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct. Applicant will pay on demand from time to time all amounts owing under this section.

8.                                       Obligations Absolute; Claims Against Issuer; Waivers; Exculpations; Limitations of Liability; Ratification.

(a)                                  Applicant’s Obligations shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, irrespective of: (i) if any other Person shall at any time have guaranteed any of the Obligations or granted any security therefor, any change in the time, manner or place of payment of or any other term of the obligations of such other Person, (ii) any exchange, change or release of any Collateral or other collateral security, or any release or waiver of any guarantee, for any of the Obligations, (iii) the existence of any claim, setoff, defense or other right that Applicant or any other Person may have at any time against any Beneficiary, any assignee of proceeds of the Credit, Issuer or any other Person, whether in connection with any transaction contemplated by this Agreement or the Credit or any unrelated transaction, (iv) any presentation under the Credit being forged, fraudulent, or abusive or any statement therein being untrue or inaccurate, or (v) any other circumstance that might, but for the provisions of this section, constitute a legal or equitable discharge of or defense to any or all of the Obligations.

(b)                                 Without limiting the foregoing, it is expressly agreed that the absolute, unconditional and irrevocable obligation of Applicant to reimburse or pay Issuer pursuant to this Agreement will not be excused by ordinary negligence, gross negligence, wrongful conduct or willful misconduct of Issuer. However, the foregoing shall not excuse Issuer from liability to Applicant in any independent action or proceeding brought by Applicant against Issuer following such reimbursement or payment by Applicant to the extent of any unavoidable direct damages suffered by Applicant that are caused directly by Issuer’s gross negligence or willful misconduct; provided that (i) Issuer shall be deemed to have acted with due diligence and reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in New York City; and (ii) Applicant’s aggregate remedies against Issuer for wrongfully honoring a presentation or wrongfully retaining honored documents shall in no event exceed the aggregate amount paid by Applicant to Issuer with respect to the honored presentation, plus interest.

(c)                                  Without limiting any other provision of this Agreement, Issuer and, as applicable, its correspondents (if any):

(i)                                     may rely upon any oral, telephonic, facsimile, electronic, written or other communication honestly believed, to have been authorized by Applicant, whether or not given or signed by an authorized Person,

(ii)                                  shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with the Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be encrypted), or for errors in interpretation of technical terms or in translation (and Issuer and its correspondents may transmit Credit terms without translating them),

(iii)                               shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any presentation or payment instruction under the Credit if such presentation or instruction appears on its face to be in compliance with the Credit, even if the purported signer is a customer of Issuer or its signature is otherwise known to Issuer,

(iv)                              may honor any presentation under the Credit which appears on its face to substantially or reasonably comply with the terms and conditions of the Credit,

(v)                                 may replace an original Credit, waive a requirement for its presentation, or provide a replacement or copy to any Beneficiary,

(vi)                              may accept as a draft any written or electronic demand or request for payment under the Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit,

(vii)                           may purchase or discount an accepted draft or deferred payment obligation incurred under the Credit without affecting the amount or timing of the reimbursement due from Applicant,

(viii)                        may pay any paying or negotiating bank (designated or permitted by the terms of the Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the laws or practice of the place where it is located,

(ix)                                may make any payment under or in connection with the Credit by any means it chooses, including by wire transfer or by check,

(x)                                   may select any branch or affiliate of Issuer or any other bank to act as advising, transferring, confirming and/or nominated bank under the law and practice of the place where it is located (if the application submitted by Applicant for the Credit does not prohibit advice, transfer, confirmation and/or nomination or such selection),

(xi)                                may amend the Credit to reflect any change of address or other contact information of any Beneficiary,

(xii)                             shall not be obligated to examine, and may disregard for purposes of determining compliance of any presentation with the terms and conditions of the Credit, (A) any presented document not called for by the terms and conditions of the Credit and (B) that portion, if any, of any other presented document that contains data not called for by the terms and conditions of the Credit, and

(xiii)                          shall not be responsible for any other action or inaction taken or suffered by Issuer or its correspondents under or in connection with the Credit or any presentation or Collateral, if required or permitted under any applicable domestic or foreign law or letter of credit practice.

None of the circumstances described in this Section 8(c) shall impair or waive Issuer’s rights and remedies against Applicant or place Issuer or any of its correspondents under any liability to Applicant.

(d)                                 Applicant will notify Issuer in writing of any objection Applicant may have to Issuer’s issuance or amendment of the Credit, Issuer’s honor or dishonor of any presentation under the Credit, or any other action or inaction taken or proposed to be taken by Issuer under or in connection with this Agreement or the Credit. Applicant’s notice of objection must be delivered to Issuer by expeditious means within three Business Days after Applicant receives notice of the action or inaction it objects to. Applicant’s failure to give timely notice of objection shall automatically waive Applicant’s objection, authorize or ratify Issuer’s action or inaction, and preclude Applicant from raising the objection as a defense or claim against Issuer.

(e)                                  Applicant’s acceptance or retention of any documents presented under or in connection with the Credit or of any property for which payment is supported by the Credit, shall ratify Issuer’s honor of the documents and preclude Applicant from raising a defense, set-off or claim with respect to Issuer’s honor of the documents.

(f)                                    Neither Issuer nor any of its correspondents shall be liable in contract, tort, or otherwise for any punitive, exemplary, consequential, indirect or special damages (including for any consequences of forgery or fraud by the Beneficiary or any other Person).

9.                                       Applicant Responsibility, Etc. Applicant is responsible for preparing or approving the text of the Credit. Applicant’s ultimate responsibility for the final text shall not be affected by any assistance Issuer may provide such as drafting or recommending text. Issuer shall have no duty to notify Applicant of Issuer’s (i) receipt of a request for an amendment, termination, transfer of drawing rights, or assignment of letter of credit proceeds, (ii) receipt of a presentation under the Credit, (iii) detection of any discrepancy, (iv) facilitation of a cure of any discrepancy, (v) decision to honor or dishonor or (vi) any other action or inaction toward any Beneficiary or any nominated person, except after honor to notify Applicant of honor. Issuer may, without incurring any liability to Applicant or impairing its entitlement to reimbursement or indemnity under this Agreement, (i) honor the Credit despite notice from Applicant of, and without any duty to inquire into, any defense to honor or any adverse claim or other right against any Beneficiary or any other Person, or (ii) dishonor the Credit for fraud or forgery. Issuer shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies which Applicant approves or requests.

10.                                 Transfers. If the Credit is in transferable form, Issuer shall have no duty to determine the proper identity of anyone appearing in any transfer request, draft or other document as transferee, nor shall Issuer be responsible for the validity or correctness of any transfer made pursuant to documents that appear on their face to be substantially in accordance with the terms and conditions of the Credit.

11.                                 Extensions and Modifications; Waivers of Discrepancies. This Agreement shall be binding upon Applicant with respect to any replacement, extension or modification of the Credit or waiver of discrepancies authorized by Applicant. The Obligations shall not be reduced or impaired by any agreement by Issuer and any Beneficiary extending or shortening Issuer’s time after presentation to examine documents or to honor or give notice of discrepancies. Except as may be provided in the Credit or otherwise specifically agreed to in writing by Issuer in its sole and absolute discretion, Issuer shall have no duty to (i) extend the expiration date or term of the Credit, (ii) issue a replacement letter of credit on or before the expiration date of the Credit or the end of such term, (iii) issue or refrain from issuing notice of its election not to renew or extend the Credit, (iv) issue or refrain from issuing any notice, if the Credit permits it to do so, of its election to terminate or cancel the Credit prior to its stated expiration date, (v) issue or refrain from issuing any notice of its election to refuse to reinstate the amount of any drawing under the Credit or (vi) otherwise amend or modify the Credit.

12.                                 Collateral. To secure all the Obligations, Applicant grants Issuer a first priority lien on and security interest in the Collateral. Issuer (i) is authorized, at its option at any time and with or without notice, to transfer to or register in the name of Issuer or any of its nominees all or part of the Collateral, (ii) shall be deemed to have exercised reasonable care with respect to the Collateral if the Collateral is accorded treatment comparable to that which Issuer gives to its own property of a similar type and (iii) shall not be obligated to enforce or preserve its rights or Applicant’s rights against any Person or otherwise with respect to any Collateral. This lien on and security interest in the Collateral (including any Collateral requested pursuant to Section 13(b) hereof) shall remain in effect until Issuer’s liability under the Credit is extinguished and all of Applicant’s Obligations are irrevocably and finally paid. Collateral securing a negotiable Credit will be retained for 30 days (or more, if the above conditions are not satisfied) following expiry of the Credit.

13.                                 Additional Bond or Collateral or Release of Letter of Credit.

(a)                                  If Applicant or any other Person shall seek to restrain or preclude any presentation under or honor of the Credit or take any other action which has a similar effect or if any court shall do any of the foregoing or extend the term of the Credit or take any other action which has a similar effect, then, in each case, Applicant shall provide Issuer with a bond or other collateral of a type and value reasonably satisfactory to Issuer as security for the Obligations.

(b)                                 If at any time there shall be continuing (i) any Event of Default, (ii) any material adverse change in Applicant’s financial condition, business or assets, (iii) any actual or threatened material change in the direct or indirect ownership or control of Applicant, or (iv) any applicant injunction action, beneficiary wrongful dishonor action, or other event that threatens to extend or increase Issuer’s contingent liability beyond the time, amount or other limit provided in the Credit or this Agreement, Applicant will, on demand from time to time, (A) assign and deliver to Issuer, as security for the Obligations, additional Collateral of a type and value reasonably satisfactory to Issuer or (B) procure any Beneficiary’s release of the Credit by procuring another bank’s substitute letter of credit or by other means.

14.                                 Further Assurances; Subrogation; Delivery or Release of Collateral.

(a)                                  Applicant will, at its own expense upon request from time to time, sign any instrument or document and take any other action as Issuer may reasonably deem necessary or desirable to preserve, perfect, protect and maintain the Collateral and the priority of Issuer’s security interests therein and to realize upon Issuer’s rights and remedies as secured party, as issuer of the Credit and, following any unreimbursed honor, as assignee/subrogee of the rights and remedies of Applicant against the Beneficiary and of the Beneficiary against Applicant in both the letter of credit transaction and any underlying transaction. Applicant agrees that Issuer’s subrogation rights may be asserted whether Issuer’s honor satisfies all or only part of the underlying obligation.

(b)                                 Applicant will sign and deliver to Issuer on demand a trust receipt or other security agreement reasonably satisfactory to Issuer for any Collateral released to Applicant. Issuer shall be deemed to have disclaimed all engagements, representations and warranties upon delivery of any Collateral to Applicant, including any implied by law upon delivery (with or without indorsement) of any instrument, investment security or document of title, except that Issuer has not voluntarily created any lien on or security interest in such Collateral in favor of any third party that has not been terminated or released.

15.                                 Covenants of Applicant. Applicant will (i) comply with all foreign and domestic laws, rules and regulations now or hereafter applicable to the Credit, transactions related to the Credit, or Applicant’s execution, delivery and performance of this Agreement, (ii) comply with all foreign and domestic laws, rules and regulations now or hereafter applicable to Applicant or its properties except where the failure to do so could not reasonably be expected to have a material adverse effect (“Material Adverse Effect”) on (A) Applicant’s financial condition, business or assets, (B) Applicant’s ability to perform any of its obligations under this Agreement or any other agreement relating to the transactions contemplated herein or (C) the validity or enforceability of this Agreement or any such other agreement or the rights of or benefits available to Issuer hereunder or thereunder, (iii) deliver to Issuer, upon request from time to time, satisfactory evidence of compliance and financial statements and such other information concerning Applicant’s financial condition, business and prospects as Issuer may reasonably request, (iv) permit Issuer to inspect Applicant’s books and records and audit any Collateral on reasonable notice, (v) promptly upon obtaining knowledge of the occurrence of (A) any Event of Default, (B) any event which with notice or lapse of time or both would constitute an Event of Default or (C) any other event or condition that would permit Issuer to demand collateral under Section 13(b) hereof, notify Issuer thereof in writing, specifying the nature of such event, the date on which such event occurred, and the action Applicant proposes to take with respect thereto, (vi) not enter into or permit or suffer to exist any agreement containing any provision that would be violated or breached by the performance of any Obligations, and (vii) provide Issuer not less than thirty days’ prior written notice of any change in Applicant’s legal name, Social Security number or Federal tax identification number (if applicable), state or type of organization or any organization number (if Applicant is not an individual), chief executive office, principal place of business, or residence (if Applicant is an individual).

16.                                 Representations and Warranties. Applicant represents, warrants and covenants on a continuing basis that: (i) if Applicant is not an individual, it is and will remain duly organized, validly existing and in good standing with the power and authority to carry on its business; (ii) its execution, delivery and performance of this Agreement and any underlying agreement or transaction, (A) are and will remain within its powers, (B) have been and will remain duly authorized, (C) do not and will not contravene any charter provision, by-law, resolution, contract or other undertaking binding on or affecting Applicant or any of its properties, (D) do not and will not violate any domestic or foreign law, rule or regulation, or any order, writ, judgment, decree, award or permit of any arbitration tribunal, court or other governmental authority applicable to Applicant or any of its properties, and (E) do not and will not require any notice, filing or other action to or by any governmental authority; (iii) this Agreement is and will remain the legal, valid and binding obligation of

Applicant, enforceable against Applicant in accordance with its terms; (iv) the financial statements received by Issuer from Applicant present fairly Applicant’s financial condition as of the dates and for the periods therein indicated, in accordance with generally accepted accounting principles, consistently applied, and there has been no material adverse change in such financial condition or Applicant’s business or prospects; (v) no other information furnished by Applicant to Issuer is or shall be materially false or misleading when furnished; (vi) there is no pending or threatened action or investigation which is reasonably likely to materially adversely affect Applicant’s financial condition, business or prospects or which purports to affect the validity or enforceability of this Agreement, the Credit or any transaction related to the Credit; (vii) the Credit is not being obtained on account of an antecedent debt owed by Applicant before issuance of the Credit, except if such antecedent debt was fully secured by Applicant immediately before issuance of the Credit, and neither the granting of any collateral security for the Obligations, nor the issuance of the Credit, nor the making of any payment thereunder or the use of any proceeds thereof, constitutes or will constitute, or be part of, a preferential or fraudulent transfer or conveyance to anyone (including Issuer and any Beneficiary) under any applicable law, including Sections 544, 547, 548 or 550 of the United States Bankruptcy Code, or exceed (alone or together with any other payments or credit support for any transaction underlying the Credit) the maximum amount that would be allowed for any claim against Applicant under any applicable subsection of United States Bankruptcy Code Section 502(b) if Applicant were the subject of any proceeding thereunder; (viii) Applicant is not an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any party which is such an investment company; (ix) immediately after giving effect to the issuance of the Credit, no Event of Default has occurred and is continuing or would exist with the giving of notice or lapse of time or both; and (x) Applicant is subject to civil law with respect to the Obligations; its execution, delivery and performance hereof constitute private rather than public or government acts; and neither Applicant nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process under the laws of the State of New York or the laws of its jurisdiction of organization (if not an individual).

17.                                 Events of Default. Each of the following shall be an “Event of Default” under this Agreement: (i) Applicant’s failure to pay any Obligation when due, (ii) Applicant’s failure to perform or observe any term or covenant of this Agreement (not otherwise an Event of Default) for more than twenty days after Issuer notifies Applicant of the failure, (iii) Applicant’s breach in any material respect of any representation or warranty made in this Agreement or any document delivered by Applicant under or in connection with this Agreement, (iv) (A) Applicant’s failure to pay when due (whether at scheduled maturity, upon demand or acceleration, or otherwise) any payment in respect of any indebtedness or other obligation (other than the Obligations) of Applicant to Issuer or another, or (B) any event shall occur under the terms of any such indebtedness or other obligation, and as a result thereof, such indebtedness or other obligation is, or becomes capable of being, declared due and payable prior to the stated maturity thereof, or any such indebtedness or other obligation shall be required to be prepaid, redeemed or purchased, or an offer to prepay, redeem or purchase shall be required to be made, in each case prior to the stated maturity thereof, (v) Applicant’s violation of or default under any other agreement or obligation with or in favor of Issuer, (vi) Applicant’s repudiation of, or assertion of the unenforceability of, this Agreement or any separate security agreement or other agreement or undertaking supporting this Agreement, (vii) Applicant’s dissolution or termination, (viii) Applicant’s (A) merger or consolidation with any third party unless Applicant is the survivor, (B) sale, lease or other conveyance of a material part of its assets or business outside the ordinary course of business or (C) agreement to do any of the foregoing, (ix) institution by Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking or consenting to the appointment of a custodian, receiver, rehabilitator, trustee or other similar official for Applicant or for any substantial part of its property, or consent by Applicant to the institution of, or failure to contest in a timely and appropriate manner, any proceeding described in Section 17(x), or filing by Applicant of an answer admitting the material allegations of a petition filed against it in any proceeding described in Section 17(x), or Applicant shall take any action for the purpose of effecting any of the foregoing, (x) institution against Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the appointment of a custodian, receiver, rehabilitator, trustee or other similar official for Applicant or for any substantial part of its property, and any such proceeding or case shall be unstayed and in effect for more than thirty days, or an order for relief shall be entered therein, (xi) Applicant’s making an assignment for the benefit of creditors, (xii) Applicant’s insolvency or inability to pay its debts as they become due, (xiii) any actual or threatened seizure, vesting or intervention by or under authority of a government by which Applicant’s management is displaced or its authority or control of its business is curtailed, (xiv) entry of a final judgment against Applicant which remains unstayed and unsatisfied for more than thirty days, (xv) attachment or restraint of any material portion of the Collateral or the issuance of any order of any court or other legal process against the same, (xvi) any event or occurrence not otherwise described in this Section 17 that has had or could reasonably be expected to have a Material Adverse Effect, (xvii) if Applicant is an individual, Applicant’s death or incompetency, (xviii) if Applicant is not an individual, any change in ownership of Applicant that Issuer deems material, (xix) issuance of a temporary restraining order, injunction (preliminary or permanent), or any similar order in connection with the Credit or any presentation (present or future) or payment thereunder which may apply to Issuer, or (xx) the occurrence of any of the above events with respect to any Person other than Applicant that has heretofore or hereafter guaranteed or provided any collateral security for any Obligations.

18.                                 Remedies. If any Event of Default shall have occurred and be continuing, Issuer may take any one or more of the following actions: (i) make the amount of the Credit and any or all other Obligations then outstanding or accrued become due and payable immediately, without demand upon or notice to Applicant (provided that if the Event of Default is described in Section 17(ix), (x) or (xi) hereof, then the amount of the Credit and all other Obligations then outstanding or accrued shall become due and payable immediately and automatically), (ii) exercise in respect of the Collateral any and all of the rights and remedies of a secured party on default under the UCC, (iii) require Applicant to (and Applicant agrees that it shall) use its best efforts to cause Issuer to be immediately released from all its obligations under the Credit, (iv) notify any Beneficiary or any other Person that an Event of Default has occurred and is continuing, whether or not such notice might directly or indirectly precipitate or require any drawing or payment under the Credit, and (v) exercise any and all other rights and remedies available at law, in equity, or otherwise to secure, collect, enforce or satisfy the Obligations. At Issuer’s request, Applicant will assemble the Collateral and make it available to Issuer at a place to be designated by Issuer which is reasonably convenient to Issuer and Applicant. In addition, Issuer may, without notice except as specified below, (i) obtain, cancel and adjust and settle losses under any insurance on any Collateral and endorse and negotiate any drafts, documents or instruments constituting Collateral, in each case in its own name or in the name and as agent of and attorney-in-fact for Applicant, or (ii) sell any or all of the Collateral at public or private sale, at any of Issuer’s offices or elsewhere, for cash, on credit or for future delivery (but without credit risk to Issuer), and at a price or prices and upon other terms and conditions as Issuer may deem commercially reasonable. To the extent notice of sale of the Collateral shall be required by law, Applicant agrees that written notice at least five days prior to the date of public sale or prior to the date after which private sale is to be made constitutes reasonable notification. The foregoing shall not be deemed to imply that any other notice would not constitute reasonable notification. In connection with any sale or other disposition of any Collateral, Issuer may disclaim warranties of title, possession, quiet enjoyment or the like without affecting the commercial reasonableness of such sale or other disposition. Applicant shall pay to Issuer on demand all costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with the custody, preservation or sale of, or collection from, or other realization upon, the Collateral or the establishment, perfection, preservation or enforcement of Issuer’s rights in the Collateral. Issuer may hold the proceeds of the Collateral as additional collateral under this Agreement or then or at any time thereafter apply the proceeds to the payment of the costs and expenses referred to above and the other Obligations, whether or not then due, at such times and in such order as Issuer may determine. Issuer shall pay any surplus to Applicant or to whomever may be lawfully entitled to receive the surplus, and Applicant shall be liable for any deficiency.

19.                                 Set-off. To the fullest extent permitted by law, if any Event of Default shall occur and be continuing, Issuer may set off and apply any and all Deposits against any and all of the Obligations, without notice and irrespective of whether such Deposits or Obligations may be unmatured or contingent or payable at different places or in different currencies.

20.                                 Waiver of Immunity. Applicant acknowledges that this Agreement is, and the Credit will be, entered into for commercial purposes. To the extent that Applicant or any of its assets has or hereafter acquires any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, Applicant’s domicile or elsewhere, to enforce or collect upon any Obligation or any other liability or obligation of Applicant related to or arising from the transactions contemplated by this Agreement or any other agreement relating to the transactions contemplated herein, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Applicant hereby expressly and irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding, whether in the United States, Applicant’s domicile or elsewhere.

21.                                 Notices; Multiple Applicants; Applicant Status; Interpretation; Severability; Multiple Roles.

(a)                                  All notices and other communications under this Agreement shall be sent, if to Applicant, to its address or fax number indicated below the signature line of this Agreement, and, if to Issuer, to its address shown above, Attention: Letter of Credit Department, or by fax to (212) 797-0780, or as to either, to such other address or fax number as either may notify to the other in writing. No such notice shall be effective until actually received by Issuer’s Letter of Credit Department or Applicant, unless the intended recipient fails to maintain, or fails to notify, the other party of any relevant change of its name, address or number(s), in which case such notice shall be effective when sent in accordance with this Agreement. In addition to the foregoing methods of communication, notices and other communications hereunder, including a signed application for a Credit, may be delivered or furnished by other methods of electronic communications such as email; provided that, unless otherwise agreed in writing by Applicant and Issuer, the recipient thereof shall have the option in its sole and absolute discretion of treating it as received and effective under this Agreement or of treating it as ineffective under this Agreement despite its receipt.

(b)                                 If this Agreement is signed by two or more Persons, (i) each shall be deemed an “Applicant” hereunder and be jointly and severally liable for all the Obligations, (ii) the release, waiver, instruction or consent of any Applicant shall be sufficient to bind each Applicant with respect to this Agreement, the Credit or any claims arising under or in connection with this Agreement or the Credit (including instructions as to the disposition of documents and waivers of any discrepancies), (iii) any Event of Default, regardless of fault, shall be deemed an Event of Default as to all Applicants, (iv) delivery by Issuer of any document, notice or other communication to any Applicant named below shall be deemed delivery to each Applicant and shall satisfy any obligation of Issuer to deliver such document, notice or other communication to any other Applicant, and (v) each of them agrees that, without notice to or further consent by the other(s), the liability of any Applicant hereunder may from time to time, in whole or in part, be extended, modified, released or reduced by Issuer without affecting or releasing in any way any liability of any other Applicant. Each Applicant signing this Agreement agrees that its obligations hereunder are primary, waives all discharge defenses available to a secondary obligor and forgoes negotiation of a separate guaranty and security agreement providing for secondary liability to Issuer.

(c)                                  Issuer may treat each Person that signs this Agreement and each other Person authorized to act generally for Applicant or specifically in the matter as actually authorized to act singly for Applicant in amending this Agreement, in authorizing Issuer to amend the Credit, waive any discrepancy, pay or otherwise act under the Credit, in receiving any notice (including service of process) in connection with this Agreement, and in agreeing to indemnify Issuer for any action or inaction taken or proposed. Any change in the identity of Persons authorized to act for Applicant shall be ineffective until notified in writing to Issuer.

(d)                                 The Person identified in this Agreement as Applicant represents and warrants that, except as may be otherwise agreed in writing by Issuer (i) it acts for itself and for no other Person in requesting issuance of the Credit for its account and (ii) it may be identified in the Credit as the “applicant”, “account party”, or “customer” at whose request and for whose account the Credit is issued.

(e)                                  In this Agreement: (i) headings are included only for convenience and are not interpretative; (ii) the term “including” means “including without limitation”; (iii) references to a specific article or rule of the UCP or ISP include any equivalent article or rule in any successor revision of the UCP or ISP or the equivalent provision in any other practice rules; and (iv) references to actions Issuer or its correspondents “may” take or omit to take mean “may in its sole and absolute discretion” (and use of such discretion in any one or more instances shall not establish a course of conduct on which Applicant may rely or impair the ability to exercise such discretion differently in any other similar or dissimilar instances);

(f)                                    If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

(g)                                 Issuer and its affiliates offer a wide range of financial and related services, which may at any time include back-office processing services on behalf of financial institutions, letter of credit beneficiaries, and other customers. Some of these customers may be Applicant’s counter-parties or competitors. Applicant acknowledges and agrees that Issuer and its affiliates may perform more than one role in relation to the Credit.

22.                                 Successors and Assigns; Etc. This Agreement shall be binding upon Applicant and its successors and assigns, and shall inure to the benefit of and be enforceable by Issuer and its successors and assigns, whether or not Issuer issues any letter of credit for Applicant. Applicant agrees that delivery of a signed copy or signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original of this Agreement. Applicant shall not transfer or otherwise assign any of its rights or obligations under this Agreement without Issuer’s prior written consent. Issuer may transfer or otherwise assign or grant participations in its rights and obligations under this Agreement or the Credit, in whole or in part. Applicant acknowledges that information pertaining to Applicant as it relates to this Agreement or the Credit may be disclosed to actual or prospective participants, transferees or assignees. This Agreement shall not be construed to confer any right or benefit upon any Person other than Issuer, the Indemnified Parties and Applicant and their respective successors and permitted assigns, and no such Person shall be deemed a third-party beneficiary hereof, except that Applicant’s obligations under Section 5 hereof may be enforced directly against Applicant by a participant.

23.                                 Modification; No Waiver. None of the terms of this Agreement may be waived, terminated or amended orally, by course of dealing, or otherwise, except in a writing signed by the party against whose interest the term is waived, terminated or amended. Forbearance, failure or delay by Issuer in the exercise of a right or remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any right or remedy preclude any further exercise of that or any other right or remedy. Any waiver or consent by Issuer shall be effective only in the specific instance and for the specific purpose for which it is given.

24.                                 Entire Agreement; Remedies Cumulative. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or simultaneous agreements, written or oral, with respect to the subject matter hereof. All rights and remedies of Issuer and all obligations of Applicant under or connection with this Agreement and any other documents delivered in connection with this Agreement are cumulative and in addition to those provided or available at equity or under any applicable law, including the practices specified in Section 26 hereof and the law relative to estoppel, mistake, unjust enrichment, subrogation, reimbursement, restitution, warranties on presentation, and mitigation of loss or damage. Issuer may pursue its rights and remedies separately, successively in any order, or concurrently.

25.                                 Continuing Agreement; Termination. This is a continuing agreement and shall remain in full effect until the earlier of (a) Issuer’s receipt of written notice of termination from Applicant specifically referring to this Agreement or (b) Issuer’s delivery to Applicant of a written notice of termination specifically referring to this Agreement (which notice Issuer may deliver without regard to whether any Event of Default exists). Termination shall not release Applicant from any liability for Obligations existing on the date on which Issuer receives or delivers the termination notice, as applicable, or resulting from or incidental to a Credit issued on or before such date or issued pursuant to any Issuer commitment existing on such date. Upon termination of this Agreement, (i) Applicant shall cease to request the issuance of any further Credit hereunder or any increase or extension of any outstanding Credit hereunder and (ii) Issuer shall have all the rights and remedies provided in Section 18 hereof. Provisions of this Agreement relating to Taxes, indemnities, payment of costs and expenses, exculpations and limitations on liability, waivers of immunity, jurisdiction, and waiver of trial by jury shall survive any termination of this Agreement, expiration of the Credit, and irrevocable and final payment of all the Obligations.

26.                                 Governing Law; Practice; UCP; ISP.

(a)                                  This Agreement and the rights and obligations of Applicant and Issuer hereunder shall be governed by and subject to the laws of the State of New York applicable to contracts made and to be performed in such State (including, New York General Obligations Law Section 5-1401 and, as to each Credit, UCC Article 5 as in effect in such State when such Credit is issued) and applicable federal laws of the United States of America. In the event that the Credit expressly chooses a state or country law other than the State of New York, Applicant shall be obligated to reimburse Issuer for payments made under the Credit if such payment is justified under either New York law or such other law.

(b)                                  Unless Applicant specifies otherwise in its application for the Credit, Applicant agrees that Issuer may issue the Credit subject to the UCP or ISP or, at Issuer’s option, such later supplement to or revision of either thereof as is in effect at the time of issuance of the Credit. Issuer’s privileges, rights and remedies under the UCP, ISP or such later supplement or revision shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP, ISP or any such supplement or revision shall serve, in the absence of proof to the contrary, as evidence of standard practice with respect to the subject matter thereof. Applicant acknowledges its responsibility for knowing applicable letter of credit law and practice.

(c)                                  To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict with the UCP, ISP or UCC; (ii) the UCP shall prevail in case of conflict between the UCP and UCC; and (iii) the ISP shall prevail in the case of conflict between the ISP and UCC.

27.                                 Jurisdiction; Service of Process; Enforcement; Limitations Period.

(a)                                  Applicant consents and submits to the non-exclusive jurisdiction of any state or federal court sitting in New York County, in the State of New York, for itself and in respect of any of its property. If the law of any jurisdiction other than the State of New York has been chosen to govern the Credit, Applicant also consents and submits to the non-exclusive jurisdiction of any state or federal court sitting in such jurisdiction. Applicant agrees not to bring any action or proceeding against Issuer in any court or other forum not described in the first sentence of this paragraph. Applicant waives any objection to venue or any claim of forum non conveniens with respect to any action or proceeding in any court described in this paragraph.

(b)                                  Applicant agrees that any service of process may be served upon it by mail or hand delivery if sent to the Person designated on the signature page(s) of this Agreement as “Applicant’s Authorized Agent,” which Person Applicant now designates as its authorized agent for the service of process. Applicant also agrees that any service of process may be served upon it by mail or hand delivery to the address for notices to Applicant under this Agreement.

(c)                                  Applicant agrees that nothing in this Agreement shall affect Issuer’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Applicant in any other jurisdiction.

(d)                                  Applicant agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

(e)                                  Any action or proceeding against Issuer arising under or in connection with this Agreement or the Credit (including any claim for breach of contract, negligence, conversion, or otherwise) must be commenced within one year after the claim for relief or cause of action accrues. A claim for relief or cause of action accrues when the breach occurs, regardless of the aggrieved party’s lack of knowledge of the breach.

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28.                                 JURY TRIAL WAIVER. EACH OF APPLICANT AND ISSUER (BY ITS ACCEPTANCE OF THIS AGREEMENT OR ISSUANCE OF THE CREDIT) WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Very truly yours,

Applicant:
Amphenol Corporation
(Print Name of Applicant)

By:	/s/ David Jositas
(Signature of Authorized Signer)

David Jositas
(Print Name of Authorized Signer)

Treasurer
(Title of Authorized Signer)

Applicant’s Authorized Agent (for service of process per Section 27(b)):

Print Name:	CT Corporation System

Complete Address:	111 Eighth Avenue, New York, NY 10011
(which must be in the State of New York)

ACCEPTED AND AGREED TO:

DEUTSCHE BANK AG, acting by and through its New York Branch

By:	/s/ Patrick Rittendale
Name: Patrick Rittendale
Title: Director

By:	/s/ Katrina Krallitsch
Name: Katrina Krallitsch
Title: Assistant Vice President